Exhibit 10.2

AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this "Agreement"), is entered into and effective as of the date shown on the signature page hereof, by and between Union Bank (the “Bank”), a Vermont-chartered financial institution and wholly-owned subsidiary of Union Bankshares, Inc. (the “Parent”), and__________________ (the “Executive”) and is joined in by the Parent for purposes of making the undertakings in Sections 6.02 and 6.03.

BACKGROUND

The Boards of Directors of the Bank and the Parent consider the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Bank, the Parent and the Parent’s shareholders;

The Executive serves as a senior executive officer of the Bank and has made, and is expected to continue to make, significant contributions to the Bank’s and the Parent’s short-term and long-term profitability, growth and financial strength;

The Boards of the Bank and the Parent have determined that it is in the best interests of the Bank, the Parent and the Parent’s shareholders to ensure that the Bank and the Parent will have the continued dedication and impartial service and advice of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control;

The Boards of the Bank and the Parent believe that it is important to diminish the inevitable distraction of the Executive that would result from the personal uncertainties and risks created by a pending, threatened or actual Change in Control and to encourage the Executive to continue to devote the Executive’s full attention, services and dedication to the Bank and the Parent in such circumstances by providing the Executive with certain contractual compensation and benefit arrangements upon the termination of the Executive’s employment during a specified period following a Change in Control; and

The Bank and the Executive previously entered into a certain Change in Control Agreement in 2014 (the “2014 Agreement”) and the Executive, the Bank and the Parent (collectively, the “Parties” and, individually, a “Party”) wish to amend and restate the 2014 Agreement in its entirety, and to include the Parent as a Party to this amended and restated Agreement for certain purposes.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01 Definitions. Capitalized terms used but not defined in this Agreement have the respective meanings provided in the attached Appendix of Defined Terms.

Section 1.02. Employment with Affiliates. The Parties acknowledge that as of the date hereof, the Executive is employed as a senior officer of the Bank. In the event that during the term of this Agreement the Executive becomes employed instead by the Parent or any other Affiliate, either (i) the Parent shall assume, or cause such Affiliate to assume, in writing, all of the obligations of the Bank under this Agreement; or (ii) the Parent shall enter into, or cause such Affiliate to enter into, a new Change in Control Agreement with the Executive on substantially the same terms as set forth in this Agreement.

Section 1.03. No Offsets or Required Mitigation. The obligations of the Bank and the Parent to make the payments required under Article 3 of this Agreement and otherwise to perform their obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Bank, the Parent or any other Affiliate may have against the Executive or any third party. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as otherwise expressly provided in the last sentence of Section 3.02(i).

ARTICLE 2
TERM OF AGREEMENT; NO EFFECT ON EMPLOYMENT STATUS

Section 2.01. Term of Agreement; Evergreen Renewal. This Agreement shall take effect on the date hereof and the initial term shall continue in effect through December 31, 2021. Commencing on January 1, 2022 and each January 1 thereafter (“Anniversary Date”), the term of this Agreement shall be extended automatically for one (1) additional year unless, not later than March 31 prior to the Anniversary Date, the Bank shall have given written notice of its decision not to extend the term; provided, however, that if a Change in Control shall have occurred during the term of this Agreement, the term shall be automatically extended through the second anniversary of such Change in Control, notwithstanding the prior giving of notice of non-renewal. Notwithstanding anything in this Agreement to the contrary, the term of this Agreement shall terminate automatically if the Executive's employment is terminated for any reason prior to the beginning of the Protection Period.

Section 2.02. “At Will” Employment. The Executive acknowledges that the Executive is employed by the Bank as an "employee at will" and that nothing in this Agreement shall be deemed to change the Executive's status as an employee at will or to entitle the Executive to continued employment with the Bank or any of its Affiliates. If the Executive's employment with the Bank and its Affiliates terminates prior to a Change in Control (except as otherwise expressly provided in the definition of “Protection Period” with respect to certain terminations occurring within six (6) months prior to a Change in Control) or this Agreement is cancelled through nonrenewal in accordance with Section 2.01, the Executive shall have no further rights under this Agreement.

ARTICLE 3
BENEFITS UPON QUALIFYING TERMINATION OF EMPLOYMENT

Section 3.01. Change in Control Cash Payment. If the Executive experiences a Qualifying Termination, then the Bank shall pay to the Executive a lump sum cash amount equal to the sum of the following:
(i)the higher of 100% of (A) the Executive’s Base Salary at the annual rate in effect immediately prior to the Change in Control, or (B) the Executive’s Base Salary at the annual rate in effect immediately prior to the date of the Executive’s Qualifying Termination; plus
(ii)one hundred percent (100%) of the Executive's Bonus Amount; plus
(iii)an amount equal to the employer contributions made by the Bank or its Affiliates under the Bank’s 401(k) and profit sharing plan for the account of the Executive with respect to the last completed plan year immediately prior to the Change in Control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions; plus

(iv)an amount equal to the employer contributions for the account of the Executive (if any) with respect to the last completed calendar year immediately prior to the Change in Control under any supplemental retirement plan or arrangement.

Section 3.02. Continued Health Insurance Coverage.
(i)If the Executive experiences a Qualifying Termination, subject to the Executive’s timely election and continued eligibility for continuation of coverage under COBRA, the Bank shall continue the medical and dental insurance coverages of the Executive and Executive’s dependents, as well as vision and prescription drug coverages (if any) at no cost to the Executive for a period of twelve (12) months following the date of the Executive’s Qualifying Termination; provided, however, that, if such continued coverage (A) is not permitted under the terms of the applicable benefit plan or program for all or any portion of such period, or (B) would result in the imposition of additional taxes or penalties on the Executive or the Bank (including, without limitation, under Section 105(h) of the Code), or (C) would otherwise violate any applicable law, then the Bank shall instead pay the Executive an additional cash amount per month during the period when such continuation would be so prohibited or subject to additional taxes or penalties, in an amount equal to the total COBRA premium that would have been required to so continue the Executive’s (and the Executive’s dependents’) participation in such medical, dental, vision, and prescription drug programs. In the event the Executive becomes re-employed with another employer during such 12 month period and becomes eligible to receive medical, dental, vision and prescription drug coverages from such employer that are substantially equivalent to the benefits provided under this Section, the Bank’s obligation to provide the applicable benefits or payments described herein shall terminate.
(ii)Notwithstanding anything to the contrary herein, the foregoing provisions are intended to provide a minimum standard for provision of health insurance benefits for the Executive following a Qualifying Termination and, accordingly, such provisions shall supplement, but shall not replace or supersede, any additional or more generous health insurance benefits the Bank, or the Parent, as the case may be, is otherwise required to provide under any other contract, plan or arrangement, or under applicable law.

Section 3.03. Outplacement Services. In addition to the other benefits provided to the Executive upon a Qualifying Termination, during the ninety (90) day period following expiration of the Revocation Period, the Bank will provide to the Executive appropriate outplacement services from a service provider mutually agreed upon by the Bank and the Executive; provided, however, that the Bank’s obligation under this Section shall be limited to the expenditure of $5,000 for such outplacement services.

Section 3.04. Equity-Based Compensation and Other Compensation and Benefits. Any equity-based awards (whether to be settled in cash or stock) held by the Executive under any equity-based compensation plan of the Parent, including any outstanding awards under the Company’s 2014 Equity Incentive Plan, or any successor equity-based plans, will be governed by the provisions of the respective plan.

Section 3.05. Withholding Taxes. The Bank shall withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law, the Bank is required to withhold from such payments.

Section 3.06 Reduction of Benefits in Certain Cases. Notwithstanding any contrary provision set forth in this Agreement, the payments and benefits to the Executive under this Article 3 shall be reduced if and to the extent required under Article 4 of this Agreement.

Section 3.07. Payment to Beneficiaries. If the Executive dies after the occurrence of a Qualifying Termination, but prior to the payment of all of the severance payments required by this Article, then all remaining severance payments will be paid and benefits provided to the Executive’s estate.

Section 3.08. Waiver and Release; Timing of Payment.
(i)Notwithstanding anything in this Agreement to the contrary, as a condition to receiving any payments or benefits under this Article 3 by reason of a Qualifying Termination, (i) the Executive (or in the case of the Executive’s death after a Qualifying Termination, the Executive’s designated beneficiary or beneficiaries, or if none, the executor of the Executive’s estate) must execute a Waiver and Release of claims, in the form set forth on Exhibit A attached hereto, and (ii) such waiver and release must be delivered to the Bank no later than the Waiver and Release Due Date, and (iii) such waiver and release must not have been revoked within the Revocation Period.
(ii)Subject to compliance with the foregoing requirements and (if applicable) to delay if required under Section 4.02(ii), the Bank shall make the cash payment to the Executive hereunder, and the other benefits hereunder shall commence, on the first business day following expiration of the Revocation Period; provided, however, that if the period between the date of the Executive’s Qualifying Termination and the Latest Possible Revocation Period Expiration Date spans two (2) calendar years, the payment shall be made, and the other benefits shall commence, no earlier than the first business day of the second calendar year, regardless of the earlier expiration of the Revocation Period.

Section 3.09. Right to Other Compensation and Benefits not Affected. The Change in Control payment and benefits provided under this Article 3 are in addition to, and not in lieu of, any other compensation, benefits and expense reimbursement to which the Executive may otherwise be entitled as a result of his or her Separation from Service, including, without limitation, (i) any base salary and bonuses which have been earned and are otherwise payable; (ii) the dollar value of any accrued, unused vacation time; (iii) any vested benefits under the terms of any annual incentive, retirement, pension, deferred compensation, supplemental retirement, 401(k), profit sharing or other employee benefit plan or arrangement of the Bank or any Affiliate; and (iv) reimbursement for the Executive’s reasonable business expenses incurred prior to the Executive’s Qualifying Termination, in accordance with the Bank’s ordinary reimbursement policies.

ARTICLE 4
LIMITATIONS ON PAYMENT OF BENEFITS

Section 4.01. Golden Parachute Excise Tax.
(i)Notwithstanding anything to the contrary in this Agreement, or in any other agreement, arrangement or plan, if the Tax Consultant (as defined below) determines that any of the payments or benefits provided or to be provided to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Code Section 280G and would, but for this Section 4.01, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then either (A) the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or (B) the Covered Payments due under this Agreement shall be paid in full to Executive, but only if the Executive receipt’s on an after-tax basis of the full amount of such Covered Payments (after taking into account applicable federal, state and local income, employment and excise taxes, including the Excise Tax) would result in the

Executive receiving an amount at least ten percent (10%) greater than the Reduced Amount. Any reduction in the Covered Payments made pursuant to this Section 4.01 shall be made in accordance with Code Section 409A and the following: (A) the Covered Payments which do not constitute nonqualified deferred compensation subject to Code Section 409A shall be reduced first; and (B) all other Covered Payments shall then be reduced as follows: (1) cash payments shall be reduced before non-cash payments; and (2) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(ii)The Tax Consultant shall provide to the Bank and the Executive a copy of its calculations. All determinations made by the Tax Consultant under this Section 4.01 shall be binding upon the Bank and the Executive and shall be made within thirty (30) days following the date of the Executive's Qualifying Termination. The Bank and the Executive shall provide to the Tax Consultant such information and documents as the Tax Consultant may reasonably request in order to perform the calculations and make the determinations required under this Section 4.01. For purposes of making such calculations and determinations, the Tax Consultant may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. All fees and expenses of the Tax Consultant pursuant to this Section 4.01 shall be borne solely by the Bank.
(iii)For purposes of this Section 4.01, the term “Tax Consultant” shall mean an independent accounting firm or independent tax counsel designated by the Bank promptly following the Executive’s Qualifying Termination and reasonably acceptable to the Executive.

Section 4.02. 409A Compliance.
(i)This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral, or otherwise, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a Qualifying Termination shall only be made following a "Separation from Service" within the meaning of Section 409A. Notwithstanding the foregoing, neither the Bank nor any Affiliate makes any representations or provides any warranties that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Bank or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.
(ii)Notwithstanding any other provision of this Agreement, if (A) any payment or benefit provided in connection with the Executive’s Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A and (B) the Executive is determined to be a "specified employee" as defined in Code Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Executive’s death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date, and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs, shall be paid to the Executive in a lump sum on the Specified Employee Payment

Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(iii)To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

Section 4.03. Certain Regulatory Prohibitions. This Agreement and the Executive’s entitlement to payments hereunder is subject to all the laws, rules and regulations governing FDIC-insured, Vermont-chartered nonmember banks, and, in particular, the provisions of 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359, and any successor provisions. To the extent that any provision of this Agreement or any payment or benefit hereunder is inconsistent with any such federal or state laws, rules or regulations, such laws, rules or regulations shall control. In such case, such provision of this Agreement shall be deemed invalid and unenforceable and such payment shall not be made or benefit provided, but only to the extent necessary for this Agreement to comply with applicable federal or state laws, rules and regulations.

ARTICLE 5
CERTAIN COVENANTS OF THE EXECUTIVE

Section 5.01. Non-Disparagement. Following a Qualifying Termination and subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, the Executive will not, in writing or orally, or through conduct, disparage, deprecate, discredit or vilify the Bank or any of its Affiliates, or the services, products, customers, or employees of the Bank or any of its Affiliates. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook or Twitter, or through postings on internet websites, chat rooms or other social media.

Section 5.02. Non-Disclosure of Confidential Information. Subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, for a period of two (2) years following the Executive’s Qualifying Termination, the Executive agrees (i) not to communicate, divulge or make available to any Person (other than the Bank or its Affiliates) any Confidential Information, except upon the prior written authorization of the Bank or as may be required by law or legal process; and (ii) to deliver promptly to the Bank any Confidential Information in the Executive’s possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information, the Executive will give the Bank prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

Section 5.03. Non-Competition and Non-Solicitation Obligations. Subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, for a period of one (1) year following the Executive’s Qualifying Termination, the Executive will not, directly or indirectly,
(i)accept employment from, or act as a consultant or advisor to, any other financial institution, financial institution holding company, lender, trust company or other financial service provider entity, directly or indirectly engaged in deposit-taking or lending activities (a “Competitor”) that maintains a Competing Business Office. For purposes of this Section 5.03, the term “Competing Business Office” means any business office of a Competitor, including without limitation any bank branch, loan production office, trust office or operations center), that is located within a fifty (50) “air” mile radius from the Bank office that is the Executive’s assigned principal place of employment with the Bank immediately prior to the Qualifying Termination; or
(ii)suggest to or advise any customer of the Bank to withdraw, curtail, or cancel his or her or its business with the Bank; or
(iii)call on, or cause, suggest, or induce others to call on, any customer of the Bank or otherwise solicit their business; or
(iv)solicit, entice, hire, or attempt to hire or employ any employee of the Bank or the Parent.

During the one year period following the Executive’s Qualifying Termination, the Executive shall inform any prospective employer that the Executive is bound by the restrictions in this Section 5.03.

Section 5.04. Acknowledgment and Intent of the Parties. The Parties acknowledge that they have carefully considered the nature and scope of this Agreement. The activities, period and area covered by Section 5.03 are expressly acknowledged and agreed to be fair, reasonable and necessary. To the extent that any covenant contained in Section 5.03 is held to be invalid, illegal or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the Parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal and enforceable to the fullest extent of the law. The Parties further acknowledge that any Successor Corporation shall have the benefit of, and be entitled to enforce, the covenants of the Executive contained in this Article 5 to the same extent as the Bank and its Affiliates.

ARTICLE 6
SUCCESSORS; BINDING AGREEMENTS

Section 6.01. Successors Bound. The provisions of this Agreement shall be binding upon any Successor Corporation.

Section 6.02. Written Assumption of Successor. The Bank and the Parent shall require any Successor Corporation (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise) to expressly to assume and agree to perform this Agreement to the same extent that the Bank would be required to perform it if no succession had taken place. Failure of the Bank and the Parent to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall constitute a material breach of this Agreement, except under circumstances in which the Successor Corporation succeeds by operation of law to the Bank’s obligations hereunder.

Section 6.03. Guaranty by Parent. The Parent hereby irrevocably and unconditionally guarantees to the Executive the payment of all amounts, and the performance of all other obligations, due from the Bank under this Agreement as and when due and without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

Section 6.04. Binding Effect; Rights of Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

ARTICLE 7
MISCELLANEOUS

Section 7.01. Notices. All notices, requests, demands, waivers, instructions or other communications required or permitted under this Agreement shall be in writing and will be deemed to have been duly given only if mailed or hand delivered to a party at the following address:

If to Bank:
Union Bank
PO Box 667
Morrisville, VT 05661
Attn: Chair, Board of Directors

If to Executive, to the address on file from time to time with the Human Resources Office of the Bank or the Surviving Corporation, as the case may be,

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so hand delivered or, if mailed, upon the earlier of written confirmation of receipt, or three (3) days after deposit in the U.S. Mail, postage prepaid.

Section 7.02. Severability. Any term or provision of this Agreement that is found by a court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. Any invalid or unenforceable provision shall be modified to the extent necessary to allow for enforceability and to give effect to the original intent of the parties to the extent possible.

Section 7.03. Complete Agreement. This Agreement and any documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.04. Reimbursement of Executive’s Enforcement Expenses. If any contest or dispute shall arise under this Agreement involving the alleged failure or refusal of the Bank or any of its Affiliates to perform fully in accordance with the terms hereof, the Bank shall reimburse the Executive for all reasonable legal fees and expenses, if any, incurred by the Executive with respect to such contest or dispute, together with interest in an amount equal to the Wall Street Journal prime rate from time to time in effect (but in no event higher than the legal rate permissible under applicable law), such interest to accrue from the date the Bank becomes obligated to pay such fees and expenses through the date of payment thereof; provided, however, that this Section 7.04 shall apply only if (and to the extent that) the Bank is held by a court of competent jurisdiction to have breached or violated its duties and obligations hereunder to the Executive.

Section 7.05. Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Bank, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that the Executive or the Executive’s estate acquires a right to receive payments from the Bank hereunder, such right shall be that of an unsecured creditor of the Bank.

Section 7.06. Survival. Articles 3 and 5 and Article 6 (to the extent that payments or benefits are owed as a result of a Qualifying Termination that occurs during the Protection Period) and Section 7.04 shall survive the termination of this Agreement.

Section 7.07. Governing Law; Venue. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Vermont without regard to the principle of conflicts of laws. The Parties hereby agree that exclusive venue for all litigation arising hereunder lies solely with the state courts of Vermont and each Party hereby submits and agrees to the personal jurisdiction of such Vermont state courts.

Section 7.08. Counterparts; Delivery by Fax or Email. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Any executed counterpart may be delivered by fax or by email and such counterpart delivered by fax or by attachment to email shall be deemed an original. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 7.09. Amendment; Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Bank and the Parent. No waiver by a Party (at any time) of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise expressly set forth in this Agreement, the failure by the Executive or the Bank to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Bank may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Change in Control Agreement, intending it to be legally effective among them, as of the ___ day of August, 2021.

UNION BANK	EXECUTIVE

By:
Name: Timothy W. Sargent	Signature
Title: Vice Chair, Board of Directors	Name:

UNION BANKSHARES, INC.*

By:
Name: Timothy W. Sargent
Title: Vice Chair, Board of Directors
*For purposes of making the undertakings in Sections 6.02 and 6.03.

Attachments:

•Appendix of Defined Terms

•Exhibit A – Form of Waiver and Release

APPENDIX OF DEFINED TERMS

Unless otherwise defined in this Agreement, the following definitions shall apply, unless the context clearly indicates otherwise:

•“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Without limiting the generality of the foregoing, the Affiliates of the Bank include the Parent and any other direct or indirect subsidiaries (if any) of the Parent.
•“Base Salary” means the Executive’s annual base salary at the rate as from time to time in effect.
•“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term "Beneficial Ownership" has a corresponding meaning.
•“Board” means the Board of Directors of the Bank or the Parent, as the context may require.
•“Bonus Amount” means the higher of (i) the amount of the Executive’s target annual cash bonus opportunity (but not the Executive’s maximum possible cash bonus) under the Incentive Plan for the year in which the Executive’s Qualifying Termination occurs, on the assumptions that (A) the Bank achieves (but does not exceed) its performance target, (B) the Executive achieves (but does not exceed) all individual performance criteria, and (C) assumed full year end results will be calculated based on annualized year-to-date results as of the most recent quarter end prior to the Qualifying Termination; or (ii) the amount of Executive’s cash bonus under the Incentive Plan with respect to the annual performance period for the calendar year prior to the year in which the Change in Control occurs; or (iii) the amount of Executive’s cash bonus under the Incentive Plan with respect to the performance period for the calendar year prior to the year in which the Executive’s Qualifying Termination occurs.
•“Cause” means any one or more of the following:
(i)the Executive’s willful, material and continued failure to perform the Executive's reasonable and customary duties with the Bank or its Affiliates, provided that (A) the Board has delivered to the Executive a written demand for substantial performance which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and provides the Executive with at least thirty (30) consecutive calendar days to correct such failure; (B) if requested by the Executive, the Executive shall have been provided the opportunity to be heard in person by the Board of the Bank or the Parent (with the assistance of the Executive’s legal counsel if the Executive so desires); and (C) the Executive has failed to correct such failure(s) within such 30 day period to the reasonable satisfaction of the Board of the Bank or the Parent, as evidenced by a resolution duly adopted in good faith by a majority of the members of such Board; or
(ii)the Executive willfully engages in dishonesty, illegal conduct or gross misconduct which is demonstrably and materially injurious to the Bank or its Affiliates; or
(iii)the Executive is convicted of, or enters a plea of no contest to, a felony; or
(iv)the Executive willfully engages in misconduct that would justify immediate dismissal under any Code of Conduct applicable to the Bank’s employees generally or any special Code of

Conduct expressly applicable to the Executive by virtue of his officer title with the Bank or any Affiliate; or
(v)the Executive is the subject of a formal written sanction or order by any bank regulatory agency having jurisdiction over the Bank or any Affiliate.
For purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Bank and its Affiliates. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of the Bank or of an Affiliate, based upon the advice of counsel for the Bank or an Affiliate, or based upon the instructions of another officer (if any) having seniority of title over the Executive, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank and its Affiliates.

•"Change in Control" means the occurrence of any of the following events:
(i)one Person (or more than one Person acting as a group) acquires Beneficial Ownership of stock of the Parent or the Bank that, together with the stock already held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent or the Bank; provided, however, that a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock, or the percentage of ownership increases due to the repurchase of shares by the issuer;
(ii)one Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) Beneficial Ownership of the Parent’s stock possessing more than 50% of the total voting power of the stock of the Parent;
(iii)a majority of the members of the Parent’s Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iv)one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Bank or the Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Bank or the Parent, as the case may be, immediately before such acquisition(s).

•“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
•“Code” means the Internal Revenue Code of 1986, as amended from time to time.
•“Confidential Information” means any information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of electronic storage media) relating to the past, current, or prospective business or operations of the Bank and its Affiliates, that at the time or times concerned is not generally known to persons engaged in the financial services business (other than information known by such persons through a violation of an obligation of confidentiality to the Bank or its Affiliates), whether produced by the Bank and its Affiliates or any of their consultants, agents, or independent contractors, or by the Executive, and whether or not marked confidential, including without limitation information relating to the Bank’s or its Affiliates’ actual or prospective products and services, business plans, business acquisitions, internal governance and management or operational policies and procedures, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, charts, graphs, support data, trade secrets, consultants’ reports, employment or personnel data, marketing data, market research, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer prospect lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.
•“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•"Good Reason" means the occurrence of any of the following events during the Protection Period without the Executive's express written consent:
(i)a material diminution in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated);
(ii)a material reduction in the Executive's annual rate of Base Salary or Executive’s target annual bonus opportunity;
(iii)a relocation of Executive’s assigned principal place of employment by more than fifty (50) “driving” miles;
(iv)the failure of the Bank or its Affiliates to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which the Executive is participating immediately prior to such Change in Control or the taking of any action by the Bank or its Affiliates which would materially and adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, unless (A) the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits in the aggregate or (B) the Executive’s benefits are reasonably commensurate with those paid to other officers of the Bank or Successor Corporation holding similar job responsibilities and officer titles; or
(v)the failure of the Parent or the Bank to obtain the written assumption of this Agreement from any Successor Corporation if required under Section 6.02;
provided, however, that any of the foregoing events or conditions shall be deemed to constitute Good Reason only if (A) the Executive provides written notice to the Bank of the event or condition alleged to constitute Good Reason within ninety (90) days following the Executive's first knowledge of such event or condition constituting Good Reason, and (B) such event or condition shall remain uncured for a period of thirty (30) days after such notice is given. The Parties intend that a termination of the Executive’s employment for Good Reason shall constitute an involuntary Separation from Service for purposes of Section 409A, and this provision shall be interpreted in a manner consistent with such intention.

•“Incentive Plan” means the Union Bank Short-Term Incentive Performance Plan, and shall include any successor or comparable short-term incentive plan adopted by the Bank, the Parent or any Successor Corporation, as the case may be.
•“Latest Possible Revocation Period Expiration Date” means the latest expiration date of the Revocation Period, assuming that the executed Waiver and Release is delivered to the Bank on the Waiver and Release Due Date and no earlier.
•“Person” means a natural person, company, limited partnership, general partnership, limited liability company or partnership, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof; provided, however, that for purposes of the definitions of “Change in Control” and “Affiliate,” “Person” shall be as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) of the Exchange Act.

•"Protection Period" means the two (2) year period beginning with a Change in Control and ending two (2) years following such Change in Control; provided, however, that the Protection Period shall also include the six-month period before the occurrence of the Change in Control if (i) the Executive experiences a Separation from Service by the Bank without Cause or by the Executive with Good Reason during such six month period in anticipation of the Change in Control, and (ii) the Change in Control in fact occurs.
•"Qualifying Termination" means a termination of the Executive's employment during the Protection Period in a manner that constitutes a Separation from Service under Section 409A (i) by the Bank without Cause, or (ii) by the Executive with Good Reason.
•“Revocation Period” means the period during which the Executive may revoke an executed Waiver and Release following a Qualifying Termination, as provided in Section 6 of the Waiver and Release.
•“Section 409A” means Section 409A of the Code, and the regulations and other guidance promulgated thereunder.
•“Separation from Service” has the meaning ascribed to such term under Section 409A.
•“Successor Corporation” means any corporation or other Person that acquires control of the Bank or the Parent, directly or indirectly, in a transaction or series of transactions constituting a Change in Control, whether by merger, share exchange or otherwise.
•“Waiver and Release” means the a written waiver and release of certain claims by Executive in the form set forth in Exhibit B to this Agreement.
•“Waiver and Release Due Date” means forty-fifth (45th) calendar day following the Executive’s Qualifying Termination.

EXHIBIT A

WAIVER AND RELEASE

THIS WAIVER AND RELEASE (this “Waiver and Release”) is executed and delivered by _________________________________ (the “Executive”) pursuant to Section 3.08 of an Amended and Restated Change in Control Agreement dated ____, 20__ between the Executive and Union Bank (the “Bank”) and joined in by Union Bankshares, Inc. (the “Parent”) for certain purposes (the “CIC Agreement”);

Section 1. Termination of Employment; Effective Date of Release. The Executive acknowledges that the Executive's employment has been or will be terminated on ________, 20__ in accordance with the CIC Agreement and that the Executive is required to timely execute and deliver this Waiver and Release in order to receive the payment of certain severance benefits under the CIC Agreement following a Qualifying Termination of employment (as defined in the CIC Agreement). To be considered timely, this executed Waiver and Release must be delivered to the Bank no later than the forty-fifth (45th) calendar day following the Executive’s Qualifying Termination. Subject to Section 6 of this Waiver and Release, this Waiver and Release is effective on the date of execution shown on the signature page and will continue in effect thereafter.

Section 2. Released Parties; Release and Waiver of Claims, Actions, Etc. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Article 3 of the CIC Agreement (the “Severance Benefits”) which the Executive acknowledges includes payments and benefits in addition to payments and benefits the Executive otherwise would be entitled to receive, the Executive, on behalf of himself/herself, his/her heirs, representatives, agents and assigns hereby COVENANTS AND AGREES NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, AND FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS AND OTHERWISE FOREVER DISCHARGES
(i)the Bank,
(ii)the Parent,
(iii)any other companies controlled by, controlling or under common control with the Bank, and any predecessors, successors or assigns to the foregoing (together with the Bank and the Parent, the “Union Affiliates”),
(iv)the Union Affiliates' compensation, benefit, incentive (including, but not limited to, individual incentive, annual incentive, long-term incentive and annual bonus), retirement, supplemental retirement, welfare, equity compensation and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators, fiduciaries and advisors of any such plan and/or arrangements), and
(v)any of the Union Affiliates' current or former officers (other than the Executive), directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (the parties referred to in the foregoing clauses (i) through (iv) are referred to herein collectively as the “Released Parties”).
from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, whether known or unknown, which the Executive now has or may have had, directly or indirectly based on or arising out of the Executive's employment relationship with the Union Affiliates or the termination of that employment relationship, through the date of execution of this Waiver and Release, whether arising under statute or common law, including the laws governing torts and contracts.

Section 3. Specific Laws and Categories of Claims Waived and Released. Without limiting the generality of the scope of the waiver and release contained in Section 2 above, but subject to Section 4 below, (i) the Executive understands and agrees that in the event the Executive files a charge or complaint with the federal Equal Employment Opportunity Commission, or any similar state agency, the federal Occupational Safety and Health Administration, or any similar state agency or the federal Department of Labor or any state department of labor, the Executive shall not be entitled to any monetary relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Union Affiliates as a result of such charge or complaint; and (ii) the Executive understands and agrees that by executing and delivering this Waiver and Release he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, relating directly or indirectly to Executive employment with the Union Affiliates or the termination of that employment, including, but not limited to, the following:
(a)(A) Any claims relating to the Executive's hiring, employment or termination; (B) any claims relating to any alleged discrimination, harassment or retaliation on any basis; (C) any claims arising from any legal restrictions on an employer's right to separate its employees; (D) any claims for compensation and benefits; (E) any claim on account of, arising out of or in any way connected with the alleged termination of the Executive's employment without “cause” or for “good reason”; (F) any claim on account of, arising out of or in any way connected with any medical, dental, life insurance or other welfare benefit plan or any pension or equity compensation plan; (G) any claim of breach of employee handbooks, manuals or other policies; and (H) any claim of wrongful or constructive discharge; and
(b)Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C.§§ 1981 and 2000(e),et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act (the “OWBPA”); the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any similar state or local laws, as any such federal or state or local laws may be amended from time to time; and
(c)Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys' fees, expenses and litigation costs including expert fees.

Section 4. Limited Matters Excluded from Waiver and Release. Notwithstanding anything herein to the contrary, excluded from this Waiver and Release are the following: (i) the Executive's rights of indemnification and directors and officers liability insurance coverage, if any, to which the Executive was entitled immediately prior to the date of the Executive’s termination of employment with the Union Affiliates, in connection with his/her service as an officer or director of any of the Union Affiliates; (ii) the Executive's rights under Articles 3 and 6 of the CIC Agreement which are intended to survive termination of employment; (iii) the Executive’s right under the ADEA to challenge the validity of this Waiver and Release in a court of law; (iv) any claims arising after the Executive signs this Waiver and Release; and (v) any other claims that cannot be waived by law.

Section 5. OWBPA Compliance. The Executive acknowledges that this Waiver and Release is intended to comply fully with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar federal or state law governing the release of claims. Accordingly, the Executive hereby acknowledges, represents and agrees that:
(i)The Bank has advised the Executive to consult with his/her own attorney regarding the execution of this Waiver and Release and the Executive has read and fully understands all of the provisions of this Waiver and Release.
(ii)The Executive has at least forty-five (45) days in which to review and consider this Waiver and Release.
(iii)The Executive waives any right to assert any claim or demand for reemployment with the Union Affiliates.
(iv)(If applicable) The Executive acknowledges receipt of the attached OWBPA Notice containing the titles and ages of employees who are eligible and ineligible for this program in the Executive's decisional unit.
(v)The Executive is voluntarily signing this Waiver and Release.

Section 6. Seven Day Revocation Period. Executive has a period of seven (7) calendar days following the execution and delivery to the Bank of this Waiver and Release (the “Revocation Period”) during which Executive may revoke this Waiver and Release by delivering timely notice of revocation to the Bank. To be effective, any such revocation must be in writing, signed by the Executive and received by the Bank prior to 5:00 p.m. (Eastern) on the last day of the Revocation Period at the following address:

Union Bank
PO Box 667
Morrisville, VT 05661
Attn: Chair, Board of Directors

provided, however, that if the seventh calendar day is not a business day, the Revocation Period shall extend to 5:00 p.m. (Eastern) on the next business day.
Once the Revocation Period has expired, this Waiver and Release shall become effective and irrevocable. The Executive understands that if he/she revokes this Waiver and Release during the seven day Revocation Period, it will be null and void in its entirety, and Executive shall not be entitled to any payment under the CIC Agreement.

Section 7. Enforcement Rights and Remedies of the Union Affiliates.
In the event that the Executive breaches or threatens to breach any provision of this Waiver and Release, he/she agrees that the Union Affiliates shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. The Executive hereby waives any claim that any of the Union Affiliates has an adequate remedy at law. In addition, and to the extent not prohibited by law, the Executive agrees that the Union Affiliates shall be entitled to an award of all costs and attorneys' fees incurred by the Union Affiliates in any successful effort to enforce the terms of this Waiver and Release. The Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Union Affiliates’ ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if the Executive pursues any claims against the Union Affiliates subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Union Affiliates for the value of all Severance Benefits received to the fullest extent permitted by law.

Section 8. No Admission of Liability or Wrongdoing.
The Executive acknowledges that this Waiver and Release is entered into solely for the purpose of ending his employment relationship with the Union Affiliates on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Executive or the Bank or other Union Affiliate.

Section 9. Binding Effect. Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of the Executive. The benefits of this Waiver and Release shall inure to the Union Affiliates and the other Released Parties and to their respective heirs, executors, administrators, assigns and successors in interest. Further, the Executive acknowledges that each of the Union Affiliates and other Released Parties is an intended beneficiary of this Waiver and Release.

Section 10. Provisions Severable.
The Executive agrees that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

Section 11. Governing Law. This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Vermont, without regard to any applicable state's choice of law provisions.

Section 12. No Reliance. The Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Union Affiliates or by any of the Union Affiliates’ employees, officers, agents, shareholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

BY SIGNING BELOW, I ACKNOWLEDGE THAT

•I HAVE READ THIS WAIVER AND RELEASE CAREFULLY;
•I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS DOCUMENT AND ITS LEGAL CONSEQUENCES; AND
•I UNDERSTAND THAT THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST EACH OF THE RELEASED PARTIES EXCEPT AS EXPRESSLY EXCLUDED IN SECTION 4 ABOVE.

IN WITNESS WHEREOF, the Executive has signed this Waiver and Release and hereby acknowledges his/her intent to be bound by its terms and conditions, on this __ day of _________, 20 __.

EXECUTIVE

Signature
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